EXHIBIT 10.13

BUSINESS SERVICES AGREEMENT

This Business Services Agreement is made and entered into effective as of the _____ day of April 2010 (the “Effective Date”), between   Modern Medical Modalities Corporation, a business and information services company incorporated in New Jersey, with offices in Atlanta, Georgia (“MMMC”) and Best Plastics, LLC (“BPL”), a plastics manufacturing company organized in New Jersey and operating in Atlanta, Georgia, and Michael Bohbot (“Bohbot”), the sole owner and Manager of BPL.

Concurrently with the execution of this Agreement, BPL has executed and delivered to MMMC a $700,000 Convertible Promissory Note (“Note”) and a Security Agreement (such Note and Security Agreement, collectively, the “Loan Documents”).  This Agreement shall remain in effect for 12 months and will renews automatically unless a 60 days written notice is given by any party, but may not be terminated by BPL unless and until the date that the Note is paid in full and all other obligations under the Loan Documents are completed by BPL and Bohbot..

MMMC and BPL are desirous to work together in a business collaborative manner by using MMMC’s business and information services to help improve BPL’s business. As part of MMMC’s business and information services to BPL, BPL will be provided management and advisory services, information services that include usage of a special licensed version of an Information System referred herein as the Modern Manufacturing Information System (“MMIS”), and other value added services, which may be listed in an attached addendum that is to be executed and updated from time to time.

The terms of the Agreement and consideration made by BPL and MMMC are described above and in the following paragraphs:

1.0 MMMC BUSINESS SERVICES.

MMMC is hereby appointed as the exclusive independent management consultant of BPL to provide management, accounting services, information systems and related services, advisory services, hiring and terminating employees, enter into contractual agreements, sign BPL checks, and other business and general administrative services that may be needed to effectively manage all BPL day to day operations.  BPL, and Michael Bohbot, individually, agree to give MMMC immediate and ongoing access to, and rights to review, all of BPL’s financial records, and to joint decision making authority with Bohbot for all financial and operational decisions made, and the requirement of two signatures (one on behalf of MMMC and one on behalf of BPL) on all transactions related to bank accounts and pre-approval by MMMC of all expenditures. BPL and Michael Bohbot, individually, agree that the MMMC managers working on behalf of BPL, have no authority or involvement whatsoever with Best Temp, an employment agency, other than to make payments to Best Temp from BPL for services provided to BPL.

In consideration for MMMC’s services under this Agreement, BPL shall pay to MMMC a services fee equal to:

 (i)  one and one-half percent (1.5%) the first $25,000,000 of BPL’s gross revenues earned during the term of this Agreement, with a minimum fee of $300,000 per calendar year, and

 (ii) one and one-quarter percent (1.25%) of BPL’s gross revenues earned during the term of this Agreement for amounts between $25,000,000 and $50,000,000 of BPL’s gross revenues; and
 (iii) one percent (1%) of BPL’s gross revenues earned during the term of this Agreement for amounts of $50,000,000 of BPL’s gross revenues and above.

MMMC shall invoice BPL pursuant to Section 6.0 hereof for prorated amounts of $300,000. As soon as practicable upon the completion of the initial term of this Agreement, BPL shall pay to MMMC any additional amount due to MMMC from BPL pursuant to the service fee calculations above.

2.0 LIMITATION ON LIABILITY, ETC.

The parties hereby covenant and agree that MMMC is acting as an independent contractor for BPL, and is not undertaking any role as a manager, officer or owner of MMMC pursuant to this Agreement.  Further, MMMC and its officers, directors, employees and independent contractors (collectively, “Indemnities”) shall not act as management or affiliates of BPL in performing MMMC’s services to BPL under this Agreement, and shall not have any liability of any kind for the operations of BPL or the actions of Bohbot.  BPL and Bohbot each jointly and severally agree to indemnify and hold harmless the Indemnities for any liability, cost, expenses, attorneys fees or any other cost or expenses of any kind, related to the operations of BPL or the actions of Bohbot.  Bohbot hereby covenants and agrees that he shall cause the Company and its employees to comply with the full intent and purposes of this Agreement, and he shall not take any action, whether as a Manager, officer, or owner of BPL that could have the effect of causing BPL to violate the terms of this Agreement or any of the Loan Documents.

3.0 RIGHT OF VETO

MMMC shall have the right of to veto BPL’s decisions to participate in any “Event” (as such term is defined below; BPL shall immediately notify MMMC in writing of any intent to participate in any such Event. An “Event” shall mean as any action outside of BPL’s ordinary course of business, including, but not limited to, raising capital or debt, any change in control or initiating new ownership offerings, partnerships, alliances, joint ventures, reorganizations, acquisitions, mergers, significant business development activities, or any other similar transactions.

4.0 MMMC SYSTEM USAGE.

Subject to and only during the term of this Agreement, MMMC will license to BPL a non-exclusive, non-transferable or sub-licensable version of the MMIS on an information system usage basis only at a mutually agreed upon location. Upgrades to the MMIS may be offered through new software released by MMMC from time-to-time, and on-demand, custom software upgrades and information system related consulting services can be obtained through statements of work (“SOW”) as needed and mutually agreed-to by the parties. The term “MMIS” shall include any updates wherever such term is used.

        4.1 Technical Support. During the term of this Agreement and provided that no default shall exist and be continuing under this Agreement or any statement of work (“SOW”) between the Parties, MMMC shall provide BPL, for the fees set forth in Section 1.0 above, with updates as part of its normal course of business and corrections to the MMIS as a result of any documented errors or software problems discovered as part of the MMIS and agreed to by MMMC. MMMC will also provide technical support, including answering questions and assisting with general issues related to the MMIS.  Technical support responses shall be provided as needed and agreed to, up to a maximum of 8   hours per month . Additional hours are available through mutually agreed upon SOW(s).

        4.2 Access. BPL agrees to give MMMC personnel, and other MMMC designated parties, reasonable access to its personnel, facilities, hardware, network and related communications, databases, the MMIS and updates installed on its information systems to adequately diagnose and correct any problems to the MMMC software and/or updates and to provide whatever assistance is reasonably requested by MMMC in its efforts to make changes that may be needed. Failure by BPL to provide the requisite assistance in a timely manner shall nullify and void BPL’s obligation to diagnose any issues and to make any necessary corrections or updates.

         4.3 Training.  MMMC agrees to provide such training to BPL’s personnel in connection with the usage of the MMIS as the Parties shall mutually agree in a SOW or other separate agreement.

        4.4 Responsibilities. MMMC shall not be responsible to detect or fix errors existing or discovered in the data of BPL, and shall not be held responsible for changes not made by MMMC to the MMIS or derivatives thereof.

5.0 SYSTEM RIGHTS RESERVED.

The MMIS usage granted hereby shall in no way prevent or otherwise limit MMMC from continuing to license, sell or use any related Marks, the MMIS or Documentation in any manner whatsoever or to prevent MMMC from enhancing or modifying the MMIS or Documentation in any manner or to any degree.

6.0 BILLING.

Unless stated otherwise in this Agreement, MMMC shall provide BPL with bi-weekly invoices, beginning two weeks from the date of this Agreement, for all services rendered and expenses incurred for the prior period.  Such invoices shall be immediately due and payable after receipt of an invoice from MMMC, unless the parties agree otherwise to new terms and conditions.  The failure of BPL to pay any invoice when due will entitle MMMC to refrain from continuing to perform any services for BPL that MMMC may have previously agreed to perform.  The discontinuation of any service by MMMC as a result of BPL’s failure to pay any reasonable disputed amount to MMMC when due shall not be deemed a breach of this Agreement by MMMC .

7.0 INTELLECTUAL PROPERTY.

                7.1 MMMC and MMIS.  All rights, title and interest in the MMMC and MMIS and related Intellectual Property Rights therein, shall remain the exclusive property of MMMC and its licensors. BPL shall obtain no right, title or interest in the MMMC and MMIS; except as otherwise provided in this Agreement.

                7.2 Custom Development.  All right, title and interest in software developed by MMMC exclusively for BPL under this Agreement or related applicable SOW (the “Custom Software Code”) shall be deemed to be a “work made for hire” and shall be the sole and exclusive property of BPL, including without limitation, all applicable Intellectual Property Rights thereto and therein. MMMC hereby irrevocably assigns to all right, title and interest in and to the clearly identified Custom Software Code and related documentation produced pursuant to this Agreement or any applicable SOW under this Agreement, including without limitation, all Intellectual Property Rights thereto and therein. MMMC specifically intends the foregoing assignment of rights to BPL to include all such now known or unknown uses, media and forms of exploitation.

8.0 CONFIDENTIAL INFORMATION.

              8.1 Confidential Information.  During the course of this Agreement, each Party acknowledges and agrees that it may be given access to information that is proprietary to or confidential to the other, including but not limited to, the specifications, and the other information that relates to the Party’s past, present and future research, development, business and technical information, marketing plans, research, designs, plans, methods, techniques, processes and know-how, whether tangible or intangible and whether or not stored, compiled or memorialized physically, electronically, graphically or in writing (collectively, the “Confidential Information”). Each Party agrees to secure and protect the Confidential Information of the other Party in a manner consistent with the maintenance of the Party’s rights therein, using at least as great a degree of care as it uses to maintain the confidentiality of its own confidential information of a similar nature, but in no event using less than reasonable efforts.  Neither Party will sell, transfer, publish, disclose or otherwise make available any portion of the Confidential Information of the other to third Parties, except as necessary to perform its obligations or exercise its rights under this Agreement or as expressly authorized in this Agreement.

             8.2 Non-Confidential Information.  Notwithstanding Section 8.1, above, Confidential Information of a Party shall not include information which: (1) is, as of the time of its disclosure or thereafter becomes part of the public domain through a source other than the receiving Party; (2) was rightfully known to the receiving Party as of the time of its disclosure; (3) is independently developed by the receiving Party; (4) is subsequently learned from a third Party not under a confidentiality obligation to the disclosing Party; or (5) is required to be disclosed pursuant to a duly authorized subpoena, court order, or government authority, whereupon the Party subject to same shall provide prompt written notice to the other Party prior to such disclosure, so that such Party may seek a protective order or other appropriate remedy .

9.0 WARRANTIES.

MMMC MAKES NO EXPRESS, IMPLIED OR STATUTORY WARRANTIES OF ANY KIND WHATSOEVER TO BPL, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR OR INTENDED PURPOSE.  UNLESS STATED IN THIS AGREEMENT, MMMC EXPRESSLY DISCLAIMS ANY WARRANTY THAT THE BUSINESS SERVICES OR MMIS OR ANY OTHER SERVICES PERFORMED OR RELATED WORKS WILL MEET ANY PARTICULAR REQUIREMENT OR BUSINESS NEED OF BPL, EVEN IF MMMC HAS BEEN ADVISED OF SUCH REQUIREMENT OR NEED .

10.0 LIMITATION ON LIABILITY.

EXCEPT AS EXPRESSLY STATED ABOVE, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY LOST PROFITS, LOST SAVINGS OR OTHER INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, DAMAGES ARISING FROM OR AS A RESULT OF BUSINESS OR OTHER SERVICES PROVIDED BY MMMC OR THE INABILITY TO USE THE MMIS, RELATED SOFTWARE, OR OTHER WORKS THAT MAY BE CREATED FOR BPL, FOR ANY REASON WHATSOEVER.

11.0 TRANSFER OR ASSIGNMENT.

This Agreement may be transferred or assigned by MMMC with prior written notice to BPL, and BPL may not transfer or assign this Agreement without the prior written approval of MMMC.

12.0 BINDING EFFECT.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, assigns and legal representatives.

13.0 NOTICES.

All notices and invoices required or permitted to be given hereunder shall be in writing and deemed duly given if hand delivered or sent by registered or certified mail, postage prepaid, addressed as follows :

If to Best Plastics, LLC or to Bohbot:

Best Plastics, LLC

237 Greenwood Ct.
McDonough, GA 30252
Attention: Michael Bohbot

If to MMMC:

Modern Medical Modalities Corporation
439 Chestnut Ave.
Union New Jersey 07083
Attention: Baruh (Barry) Hayut

Any change of address shall be effective only if given in writing and with the same formalities required in this Section .

14.0 RELATIONSHIP OF THE PARTIES.

At all times hereunder, with respect to this Agreement and services to be provided hereunder, the relationship of MMMC to BPL shall be that of an independent contractor and shall not be construed to constitute that of partners, joint ventures, principal and agent or employer and employee .

15.0 OTHER.

Except to the extent that an executed Addendum may modify this Agreement, this Agreement and Exhibits attached hereto constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, representations or agreements, whether written or oral.  Any modification of this Agreement shall be in writing, executed with the same formality as this Agreement, and signed by a duly authorized representative of each of the parties hereto .   Should any part or provision of this Agreement be held unenforceable or in conflict with the laws of any jurisdiction, then such part or provision shall be completely severable from this Agreement and the validity of the remaining parts or provisions shall not be affected by such holding .   This Agreement is being entered into and shall be governed by and construed in accordance with the laws of the State of Georgia without regard to any conflicts of law principles .   The waiver of any default or breach under this Agreement by either party shall not constitute a waiver of any rights for any subsequent default or breach .   The section headings in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement .

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the first date set forth above.

Modern Medical Modalities Corporation		Best Plastics, LLC

By:	/s/ Baruh Hayut	By:	/s/ Michael Bohbot
	Name: Baruh Hayut		Name: Michael Bohbot
	Title: Chairman and CEO		Title: CEO
	Date: 4/23/10		Date: 4/23/2010

/s/ Michael Bohbot

MICHEL BOHBOT, Individually